EXHIBIT 99.1

Warsaw IN . . . July 2, 2003 . . . (NASDAQ: BMET)

BIOMET ANNOUNCES RECORD FOURTH QUARTER AND FISCAL YEAR END RESULTS, CASH DIVIDEND AND EXPANSION OF ITS SHARE REPURCHASE PROGRAM

Biomet, Inc. today announced that its Board of Directors declared a cash dividend of $0.15 per share, payable July 18, 2003 to shareholders of record at the close of business on July 11, 2003.  The Board also authorized the repurchase of two million shares of Biomet’s outstanding Common Shares to be purchased in equal increments over the next twelve months.  Under this plan, the two million shares would be automatically repurchased in equal increments over the next twelve-month period irrespective of market conditions and replaces the previously announced automatic repurchase program of $24 million of outstanding Common Shares.  Additionally, the Board of Directors authorized the purchase of up to an additional $100 million of the Company’s outstanding Common Shares in open market or privately negotiated transactions.  Purchases of the additional $100 million of Common Shares, if any, will be dependent on market conditions and may be made from time to time between July 3, 2003 and July 2, 2004.  The Company has purchased approximately $436 million of its Common Shares authorized in its previous share repurchase programs since December 2001.

Dane A. Miller, Ph.D., President and Chief Executive Officer said, “The declaration of this dividend is an expression of appreciation for the continued support of our shareholders and is further reinforced by the Company’s record financial performance during fiscal year 2003 and our optimism for continued strong results as we enter fiscal year 2004.  Additionally, the recently enacted, favorable tax laws influenced the Board’s decision to increase Biomet’s dividend by 50% compared to last year’s dividend.  The expansion of our stock repurchase program is a reflection of today’s poor investment return environment and the Company’s continued positive net cash flow from operations which amounted to $126 million during the fourth quarter of fiscal year 2003.”

Biomet today also reported record sales and earnings results for its fiscal year and fourth quarter ended May 31, 2003.  During the fourth quarter, net sales increased 16% to $377,210,000, while operating income increased 17% to $120,981,000.  Net income increased 28% to $77,747,000 and diluted earnings per share increased 30% to $.30.  During the fourth quarter of fiscal year 2002, Biomet recorded a pre-tax charge of $9 million as a result of write-downs in equity investments.  Excluding this charge during the fourth quarter of last fiscal year, net income increased 17%, while diluted earnings per share increased 20%.

Excluding the impact of foreign currency which increased fourth quarter sales by $16.4 million, net sales increased 11% during the fourth quarter of fiscal year 2003, led by strong growth in the Company’s reconstructive product lines.  United States and international sales, excluding the effects of foreign currency, each increased 11% during the fourth quarter.

Worldwide reconstructive device sales increased 21% to $241,410,000 during the fourth quarter of fiscal year 2003 and increased 14% constant currency.  Reconstructive devices were led by total hip sales, which increased 18% worldwide and 12% in the United States during the fourth quarter.  On a constant currency basis, hip sales increased 12%.  Biomet’s hip growth was led by the Company’s broad line of cementless total hip systems and advanced articulation metal-on-metal systems.

Total knee sales increased 17% worldwide and 12% in the United States during the fourth quarter.  Excluding the impact of foreign currency, knee sales increased 11%.  Knee sales continue to be driven by Biomet’s broad line of total knee systems and minimally-invasive, unicondylar knee systems.

Extremity sales increased 21% worldwide and 13% in the United States during the fourth quarter of fiscal year 2003.  Extremity sales increased 15% constant currency.  Dental reconstructive implants increased 27% worldwide and 15% in the United States during the fourth quarter of fiscal year 2003.  Excluding the effects of foreign currency, dental reconstructive implant sales increased 21% worldwide.  Sales of bone cements and accessories increased 28% worldwide and 14% in the United States during the fourth quarter of fiscal year 2003.  On a constant currency basis, sales of bone cements and accessories increased 12% worldwide.

Fixation sales increased 9% to $60,248,000 during the fourth quarter of fiscal year 2003 and increased 8% constant currency.  Fixation sales were led by sales of craniomaxillofacial fixation systems, through the Company’s Lorenz Surgical subsidiary, which increased 48% in the United States and 37% worldwide during the fourth quarter of fiscal year 2003.  Internal fixation sales increased 11% worldwide and decreased 3% in the United States during the fourth quarter.  Worldwide internal fixation sales increased 5% constant currency.  External fixation sales increased 4% worldwide and decreased 3% in the United States during the fourth quarter.  Excluding the impact of foreign currency, external fixation sales increased 2% worldwide.  Sales of electrical stimulation systems increased 2% worldwide and in the United States during the recently completed quarter.

Spinal sales increased 7% to $37,987,000 during the fourth quarter and increased 8% in the United States.  Spinal sales increased 6% worldwide, constant currency.  Domestic sales of spinal implants and orthobiological products for the spine increased 18% during the fourth quarter, while domestic sales of spinal stimulation systems increased 5%.

Sales of Biomet’s “other products” increased 7% during the fourth quarter of fiscal year 2003 to $37,565,000 and increased 9% in the United States.  On a constant currency basis, “other product” sales increased 4%.  Arthroscopy sales increased 31% in the United States and 24% worldwide during the recently completed quarter.  Arthroscopy sales increased 21%, constant currency.  Softgoods and bracing sales increased 8% in the United States and 7% worldwide during the recently completed quarter.  Softgoods and bracing products increased 6%, constant currency.

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy, including reconstructive and fixation devices, electrical bone growth stimulators, orthopedic support devices, operating room supplies, general surgical instruments, arthroscopy products, spinal implants, bone cements and accessories, bone substitute materials, craniomaxillofacial implants and dental reconstructive implants and associated instrumentation.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

For further information contact Greg W. Sasso, Vice President, Corporate Development and Communications at (574) 372-1528 or Barb Goslee, Manager, Corporate Communications at (574) 372-1514.

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although the Company believes that the assumptions, on which the forward-looking statements contained herein are based, are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained in this press release will prove to be accurate.  The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.

All of Biomet’s financial information may be obtained on our website at www.biomet.com or you may contact us by e-mail at investor.relations@biometmail.com.

All trademarks are owned by Biomet, Inc., or one of its subsidiaries.

BIOMET, INC. - QUARTERLY RESULTS

FOR THE QUARTERS ENDED MAY 31
(in thousands, except per share data)

May 31, 2003

May 31, 2002

		As Reported	Equity	Before Equity
			Investment	Investment
			Charge	Charge

Net Sales	$377,210	$325,884		$325,884
Cost of Sales	110,917	91,063		91,063
Gross Profit	266,293	234,821		234,821

S, G, & A	130,265	116,885		116,885
R & D	15,047	14,905		14,905
Operating Income	120,981	103,031		103,031

Other Income, Net	3,491	(6,386)	(9,000)	2,614
Income Before Taxes
And Minority Interest	124,472	96,645	(9,000)	105,645
Income Taxes	43,654	32,865	3,100	35,965
Income Before
Minority Interest	80,818	63,780	(5,900)	69,680
Minority Interest	3,071	3,179	_______	3,179
Net Income	77,747	60,601	(5,900)	66,501

Earnings per Share
Basic	.30	.23		.25
Diluted	.30	.23		.25

Basic Shares	258,105	265,272		265,272
Diluted Shares	259,869	267,745		267,745

U.S. sales	$255,100	$230,673
Foreign sales	122,110	95,211

Reconstructive sales	$241,410	$200,173
Fixation sales	60,248	55,114
Spinal products	37,987	35,510
Other product sales	37,565	35,087

BIOMET, INC. – QUARTERLY RESULTS

FOR THE YEARS ENDED MAY 31
(in thousands, except per share data)

May 31, 2003

May 31, 2002

		As Reported	Equity	Before Equity
			Investment	Investment
			Charge	Charge

Net Sales	$1,390,300	$1,191,902		$1,191,902
Cost of Sales	407,295	332,727		332,727
Gross Profit	983,005	859,175		859,175

S, G, & A	495,391	437,731		437,731
R & D	55,309	50,750		50,750
Operating Income	432,305	370,694		370,694

Other Income, Net	19,438	5,421	(9,000)	14,421
Income Before Taxes
And Minority Interest	451,743	376,115	(9,000)	385,115
Income Taxes	156,961	127,665	3,100	130,765
Income Before
Minority Interest	294,782	248,450	(5,900)	254,350
Minority Interest	8,081	8,710	_______	8,710
Net Income	286,701	239,740	(5,900)	245,640

Earnings per Share
Basic	1.10	.89		.92
Diluted	1.10	.88		.91

Basic Shares	259,493	268,474		268,474
Diluted Shares	261,394	271,245		271,245

U.S. sales	$ 966,638	$ 856,375
Foreign sales	423,662	335,527

Reconstructive sales	$ 867,602	721,004
Fixation sales	237,117	215,544
Spinal products	143,607	125,119
Other product sales	141,974	130,235